May 1, 2019

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen	Sara Macioch
Corporate Media Relations	VP, Investor Relations & Treasurer	Manager, Investor Relations
(614) 460-5544	(219) 647-5688	(614) 460-4789
kstammen@nisource.com	rghulen@nisource.com	smacioch@nisource.com

NiSource Reports First Quarter 2019 Results

•	First quarter execution consistent with 2019 commitments

•	Gas distribution system safety enhancements remain in focus across footprint

•	Partial settlement reached in Indiana electric base rate case

•	Restoration, customer support efforts continue in Merrimack Valley

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, net income to common shareholders for the three months ended March 31, 2019, of $205.1 million, or $0.55 per share, compared to net income to common shareholders of $276.1 million, or $0.82 per share, for the same period of 2018.
NiSource also reported net operating earnings available to common shareholders (non-GAAP) of $307.7 million, or $0.82 per share, for the three months ended March 31, 2019, compared to $259.7 million, or $0.77 per share, for the same period of 2018.
Schedule 1 of this press release contains a complete reconciliation of GAAP measures to non-GAAP measures. Schedule 2 of this press release provides total current estimates of costs and expenses related to the September 13, 2018 incident in the Greater Lawrence, Mass., area.
“Our first quarter non-GAAP results were driven primarily by our team's continued execution of our long-term utility infrastructure modernization programs," said NiSource President and CEO Joe Hamrock. "These programs are the foundation of our focus on safety enhancements to the gas distribution system across our footprint. In addition, we continue to advance our electric generation strategy in Indiana, and we are well-positioned to deliver on our commitments for 2019."
2019 Net Operating Earnings Per Share, Capital Guidance Reaffirmed
NiSource expects to make 2019 capital investments of $1.6 to $1.7 billion and to deliver net operating earnings per share (non-GAAP) in the range of $1.27 to $1.33 for the year. The company continues to expect to grow its non-GAAP earnings per share and dividend by 5 to 7 percent annually from 2019 through 2022, and to make capital investments of $1.6 to $2.0 billion annually from 2020 through 2022.

NiSource remains committed to maintaining investment-grade credit ratings. The company has investment-grade ratings with Fitch Ratings (BBB), Moody's (Baa2) and Standard & Poor's (BBB+). As of March 31, 2019, NiSource had approximately $1.0 billion in net available liquidity, consisting of cash and available capacity under its credit facility and accounts receivable securitizations.

NiSource reminds investors that it does not provide a GAAP equivalent of its earnings guidance due to the impact of unpredictable factors such as fluctuations in weather, asset sales and impairments, and other items included in GAAP results.

Continued Progress on System-wide Safety Enhancements

Safety enhancements continue across the NiSource footprint, including the accelerated implementation of a Safety Management System (SMS). SMS is a comprehensive approach to managing safety, emphasizing continual assessment and improvement and identifying and mitigating potential risks proactively.

In March, the company named former Secretary of Transportation Ray LaHood as chair of the company's Quality Review Board (QRB), a new independent external governance board that is guiding the company's SMS deployment. The five-member board is comprised of experts with diverse backgrounds spanning the nuclear, aviation and energy industries.

The company is also making progress with the installation of automatic shut-off devices on its low-pressure systems. Initial pilot projects have been completed, and installation work has begun across the company's operating area. These automatic shut-off devices provide an additional level of control and protection, operating like circuit breakers. When the device senses an operating pressure that is too high or too low, it is designed to immediately shut down natural gas to the system, regardless of the cause.

"Safety is the foundation of our business and guides all of our actions," Hamrock said. "We are working to continuously improve our safety practices. Safety management, oversight and guidance by the QRB and our low-pressure system work are all key elements."

Restoration, Customer Support Efforts Continue in Merrimack Valley

Restoration efforts continue to progress in the Merrimack Valley following the September 2018 event in Greater Lawrence, with a dedicated team providing support to impacted customers.

With the end of the winter heating season, work has begun to replace heating equipment that was repaired in the weeks after the event. Approximately 875 customers will receive new furnaces or boilers, with installations expected to be completed by September 15, 2019. The company continues to process customer claims, provide equipment repair support on appliances and heating equipment and restore private and community property affected by last fall's construction work.

First Quarter 2019 and Recent Business Highlights

Gas Distribution Operations

•
On April 19, 2019 Columbia Gas of Virginia filed a unanimous settlement agreement with parties to its base rate case, which remains pending before the Virginia State Corporation Commission. Filed in August 2018, the request seeks to recover costs associated with ongoing infrastructure investment programs and to address the impacts of federal tax reform. If the settlement is approved as filed, it would increase annual revenues by $9.5 million, including $8.2 million of current infrastructure tracker revenue. New rates went into effect, subject to refund, on February 1, 2019. A commission order is expected in the second half of 2019.

•
On April 24, 2019, the Public Utilities Commission of Ohio (PUCO) approved Columbia Gas of Ohio's (COH) annual Infrastructure Replacement Program (IRP) tracker adjustment. This order allows the company to begin recovery of approximately $199.6 million of infrastructure investments made in 2018. This well-established pipeline replacement program, authorized through 2022, covers replacement of priority mainline pipe and targeted customer service lines.

•
Also in Ohio, on February 28, 2019 COH filed its first annual application for adjustment to its Capital Expenditure Program (CEP) rider. The CEP rider, which was first approved by the PUCO in 2018, allows the company to recover capital investments and related deferred expenses that are not recovered through its infrastructure modernization tracker. The adjustment application seeks to begin recovery of approximately $122.1 million in capital invested in 2018. A PUCO order is expected in August 2019.

•
Columbia Gas of Massachusetts (CMA) received approval of its 2019 Gas System Enhancement Plan (GSEP), with an order from the Massachusetts Department of Public Utilities on April 30, 2019. The GSEP application seeks recovery of incremental 2019 capital investments of about $64 million, and new rates effective in May 2019.

Electric Operations

•
NIPSCO's applications for approval to develop three wind farms in Indiana in partnership with experienced renewable energy developers remain pending before the IURC, with an order expected in the third quarter of 2019. The three projects -- Jordan Creek, Roaming Bison and Rosewater -- have nameplate capacity totaling 800 megawatts and are expected to be in operation by late 2020. The February 1, 2019 filings are consistent with NIPSCO's 2018 Integrated Resource Plan, which calls for the retirement of nearly 80 percent of its remaining coal-fired generation in the next five years, and all coal generation to be retired by 2028. The replacement plan is being fully defined, and options point toward lower-cost renewable energy resources such as wind, solar and battery storage technology. NIPSCO expects to announce additional renewable projects and issue a second Request for Proposals later this year. NIPSCO's goal is to transition to the most economical, cleanest electric supply mix available while maintaining reliability, diversity and flexibility for technology and market changes.

•
On April 26, 2019, NIPSCO filed a partial settlement agreement in its electric base rate case which remains pending before the IURC. The settlement addresses the revenue requirement, federal tax reform and changes to the company's depreciation schedules related to the early retirements of coal fired generation plants called for in the IRP. If approved as filed, the settlement would establish a return on equity of 9.9%. An IURC order is anticipated in the second half of 2019.

•
NIPSCO's approximately $193 million Coal Combustion Residuals (CCR) capital projects are substantially complete, with the last of the three units placed into service during the first quarter. These projects include environmental upgrades at NIPSCO's generating facilities to meet current EPA standards. The IURC in December 2017 approved a settlement authorizing these projects and recovery of associated costs.

•
NIPSCO continues to execute on its seven-year electric infrastructure modernization program, which includes enhancements to its electric transmission and distribution system designed to further improve system safety and reliability. The IURC-approved program represents approximately $1.2 billion of electric infrastructure investments expected to be made through 2022. The company filed its latest tracker update request in January 2019, covering approximately $58.8 million in incremental capital investments made from June 2018 through November 2018. An order is expected in the second quarter of 2019.

Additional information for the quarter ended March 31, 2019, is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at our first quarter 2019 earnings conference call scheduled for May 1, 2019 at 9:00 a.m. ET.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,100 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource is a member of the Dow Jones Sustainability - North America Index, the Bloomberg Gender Equality Index and has been named by Forbes magazine among America's Best Large Employers since 2016. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. Examples of forward-looking statements in this press release include statements and expectations regarding NiSource’s or any of its subsidiaries' business, performance, growth, commitments, investment opportunities, and planned, identified, infrastructure or utility investments. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the projections, forecasts, estimates, plans, expectations and strategy discussed in this press release include, among other things, NiSource’s debt obligations; any changes in NiSource’s credit rating; NiSource’s ability to execute its growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; NiSource's ability to obtain expected financial or regulatory outcomes; NiSource’s ability to adapt to, and manage costs related to, advances in technology; any changes in our assumptions regarding the financial implications of the Greater Lawrence Incident; potential incidents and other operating risks associated with our business; our ability to obtain sufficient insurance coverage; the outcome of legal and regulatory proceedings, investigations, inquiries, claims and litigation; any damage to NiSource's reputation, including in connection with the Greater Lawrence Incident; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO's electric generation strategy; the price of energy commodities and related transportation costs or an inability to obtain an adequate, reliable and cost-effective fuel supply to meet customer demands; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified work force; the ability of NiSource's subsidiaries to generate cash; tax liabilities associated with the separation of Columbia Pipeline Group, Inc.; NiSource’s ability to manage new initiatives and organizational changes; the performance of third-party suppliers and service providers; and other matters set forth in Item 1A, "Risk Factors" section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in other filings with the Securities and Exchange Commission. A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. In addition, dividends are subject to board approval. NiSource expressly disclaims any duty to update, supplement or amend any of its forward-looking statements contained in this press release, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings available to common shareholders, which is a non-GAAP financial measure as defined by the SEC’s Regulation G. The company includes this measure because management believes it permits investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be a difference between this measure and its GAAP equivalent due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

Schedule 1 - Reconciliation of Consolidated Net Income Available to Common Shareholders to Net Operating Earnings Available to Common Shareholders (Non-GAAP) (unaudited)

	Three Months Ended March 31,

(in millions, except per share amounts)	2019	2018
GAAP Net Income Available to Common Shareholders	$205.1	$276.1
Adjustments to Operating Income:
Operating Revenues:
Weather - compared to normal	(10.9)	1.4
Operating Expenses:
Greater Lawrence Incident(1)	133.6	—
Loss (Gain) on sale of assets and impairments, net	0.2	(0.3)
Total adjustments to operating income	122.9	1.1
Other Income (Deductions):
Interest rate swap settlement gain	—	(21.2)
Income Taxes:
Tax effect of above items	(20.3)	3.7
Total adjustments to net income	102.6	(16.4)
Net Operating Earnings Available to Common Shareholders (Non-GAAP)	$307.7	$259.7
Basic Average Common Shares Outstanding	373.4	338.0
GAAP Basic Earnings Per Share	$0.55	$0.82
Adjustments to basic earnings per share	0.27	(0.05)
Non-GAAP Basic Net Operating Earnings Per Share	$0.82	$0.77
(1) Represents costs incurred for estimated third-party claims and related other expenses as a result of the Greater Lawrence Incident net of insurance recoveries recorded for the three months ended March 31, 2019.

Schedule 2 - Total Current Estimated Amounts of Costs and Expenses Related to the Greater Lawrence Incident

Cost or Expense	Total Current Estimated Amount(1) ($ in millions)
Capital Cost(2)(3)	$240 - $250
Incident Related Expenses
Third Party Claims-Related Expenses(3)(4)	$961 - $1,010
Other Expenses(3)(5)	$360 - $370
Insurance Recoveries(6)	$235
(1) Total estimated amount includes costs or expenses from the incident through March 31, 2019 and estimated expected expenses in future periods in the aggregate. Amounts shown are estimates made by management based on currently available information. See the footnotes below for additional information. Actual results may differ materially from these estimates as more information becomes available.
(2)Since the Greater Lawrence Incident and through March 31, 2019, we have incurred approximately $177 million of capital spend for the pipeline replacement. We estimate this replacement work will cost between $240 million and $250 million in total. Columbia of Massachusetts has provided notice to its property insurer of the Greater Lawrence Incident and discussions around the claim and recovery have commenced. The recovery of any capital investment not reimbursed through insurance will be addressed in a future regulatory proceeding. The outcome of such a proceeding is uncertain.
(3) We maintain liability insurance for damages in the approximate amount of $800 million and property insurance for gas pipelines and other applicable property in the approximate amount of $300 million. Total expenses related to the incident have exceeded the total amount of insurance coverage available under our policies. While we believe that a substantial amount of expenses related to the Greater Lawrence Incident will be covered by insurance, insurers providing property and liability insurance to the Company or Columbia of Massachusetts have raised defenses to coverage under the terms and conditions of the respective insurance policies which contain various exclusions and conditions that could limit the amount of insurance proceeds to the Company or Columbia of Massachusetts. We are not able to estimate the amount of expenses that will not be covered by insurance, but these amounts are material to our financial statements. Certain types of damages, expenses or claimed costs, such as fines or penalties, may be excluded under the policies.
(4) Amount includes approximately $961 million of expenses recorded since the Greater Lawrence Incident. Amount represents estimated third-party claims related to the Greater Lawrence Incident, including personal injury and property damage claims, damage to infrastructure, and other damage claims, which include mutual aid payments to other utilities assisting with the restoration effort, gas-fueled appliance replacement and related services for impacted customers, temporary lodging for displaced customers, and claims-related legal fees. We believe that it is reasonably possible that the total amount of the financial loss will be greater than the amount recorded, but we are unable to reasonably estimate the additional loss and the upper end of the range for the class action lawsuits and certain other private action claims because there are a number of unknown facts and legal considerations that may impact the amount of any potential liability. In addition, it is not possible at this time to reasonably estimate the total amount of any expenses associated with government investigations and fines, penalties or settlements with certain government authorities, including the Massachusetts DPU and other regulators, that we may incur in connection with the Greater Lawrence Incident. Therefore, the amount shown does not include estimates of the total amount that we may incur for any such fines, penalties or settlements. The total amount incurred will depend on the final outcome of ongoing reviews and the number, nature, and value of third-party claims.
(5) Amount shown includes other incident related expenses of approximately $298 million recorded since the Greater Lawrence Incident. Amount represents certain consulting costs, claims center costs and labor and related expenses in connection with the incident.
(6)An amount of $235 million for insurance recoveries was recorded since the Greater Lawrence Incident. Of this amount, $113 million was collected. Additional collections of insurance proceeds in the amount of $22 million were received subsequent to the March 31, 2019 balance sheet date. We are currently unable to predict the amount and timing of additional future insurance recoveries.